Exhibit 99.1

News Release

Contact: John A. Hauser

   (920)743-5551

Source:   Baylake Corp.

Baylake Corp. Reports First Quarter Earnings of $0.15 per share

First Quarter 2012 Net income of $1.3 million, up 105% over 2011

Sturgeon Bay, Wisconsin – (PR Newswire) – April 20, 2012

Baylake Corp. (OTC BB: BYLK) today released results for the three months ended March 31, 2012.  Baylake reported a 2012 first quarter net profit of $1.3 million, or $0.15 per fully-diluted common share, compared to net profit of $0.6 million or $0.08 per fully-diluted common share for the first quarter of 2011.  The first quarter results represent an increase in net income of $0.7 million, or $.07 per fully-diluted common share.

“The Bank’s continued focus on expense control was a key catalyst for the earnings improvement noted in the first quarter of 2012,” said Robert J. Cera, Baylake Corp. President and Chief Executive Officer.

HIGHLIGHTS

•

Net income of $1.3 million or $0.15 per share for the three months ending March 31, 2012.

•

Net interest income on a fully tax equivalent basis increased $0.3 million or 3.6% compared to the first quarter of 2011.

•

Non-interest expense was down $0.9 million or 10.1% for the first quarter of 2012 compared to the comparable quarter in the prior year.

•

Outstanding loans as of the end of the first quarter of 2012 grew by $18.1 million from the end of the first quarter of 2011.

•

The total risk-based capital ratio equaled 13.76% at March 31, 2012 compared to 13.14% at March 31, 2011.

•

Book value per common share rose 9.1% to $10.89 at March 31, 2012 from $9.98 per common share at March 31, 2011.

The improved operating results recorded in the first quarter of 2012 largely resulted from a $0.9 million decline in non-interest expense, from $8.7 million for the first quarter of 2011 to $7.8 million for the first quarter of 2012.  Non-interest expense related to valuation adjustments and the operation of foreclosed properties declined $0.4 million in the first quarter of 2012 compared to the first quarter of 2011. The reduction in non-interest expense was further impacted by a $0.3 million reduction in FDIC insurance assessments, from $0.7 million for the quarter ending March 31, 2011 to $0.4 million for the quarter ending March 31, 2012.  Baylake’s non-interest expense to average assets ratio declined from 3.39% in the first quarter of 2011 to 2.94% for the first quarter of 2012.  Operating results were also positively impacted by a $0.4 million increase in non-interest income, primarily the result of an increase of $0.6 million in gains on the sale of securities during the first quarter of 2012 compared to the first quarter of 2011.

Net interest income (before the provision for loan losses) increased $0.3 million, or 3.6%, from $8.0 million during the first quarter of 2011 to $8.3 million for the first quarter of 2012.  This increase was largely driven by an increase in earning assets.  Compared to a year ago, total loans increased $18.1 million, from $620.7 million at March 31, 2011 to $638.8 million at March 31, 2012.  Total investment securities increased $15.2 million during the same period.  Net interest income was also positively impacted by a 12.1% increase in average non-interest bearing deposits during the first quarter of 2012 compared to the first quarter of 2011, resulting in part from shifts in customer deposits to take advantage of the FDIC’s full guarantee of non-interest bearing transaction accounts. This increase drove deposit balances higher, from $823.9 million at March 31, 2011 to $858.3 million at March 31, 2012.  Interest expense as a percent of average interest-bearing deposits decreased 32 basis points from 1.06% for the first quarter of 2011 to 0.74% for the first quarter of this year.

“We are encouraged by the $18.1 million increase in outstanding loans which reflects a continued strong residential mortgage refinance market,” said Robert J. Cera.  “In addition, we are also seeing increasing activity in the commercial and industrial loan landscape, which reflects an improving economic environment and a greater willingness on the part of banks to take on commercial credit risk.”

Non-performing assets increased $6.3 million from $30.9 million at March 31, 2011 to $37.2 million at March 31, 2012.  As a percent of total loans, non-performing loans increased from 2.77% at March 31, 2011 to 3.52% at March 31, 2012.  The allowance for loan losses as a percent of total loans declined from 1.95% at March 31, 2011 to 1.76% at March 31, 2012.  The allowance for loan losses as a percent of non-performing loans at March 31, 2012 was 50.09%, compared to 70.37% at March 31, 2011.

“It is important to note that the first quarter results include a $10 million, or 18.6%, reduction in Baylake’s combined level of non-performing assets and restructured accruing loans, from $53.7 million at March 31, 2011 to $43.7 million at March 31, 2012,” said Cera. “We anticipate that the increase in non-performing loans and non-performing assets during the quarter will be a short-term deviation from what has been a long-term trend of improving credit quality metrics.”

Baylake’s total assets and stockholders’ equity were $1.1 billion and $86.3 million, respectively, at March 31, 2012, compared to $1.0 billion and $79.0 million at March 31, 2011.  Baylake’s total risk-based capital ratio increased to 13.76% at March 31, 2012 from 13.14% at March 31, 2011.  At March 31, 2012, both Baylake Corp. and Baylake Bank exceeded “well capitalized” thresholds established under applicable bank and bank holding company regulatory guidelines.

Baylake believes that it has more than adequate resources available to meet its short-term liquidity needs.  As of March 31, 2012, Baylake Bank had $30.0 million in established lines of credit with nonaffiliated banks, none of which had been drawn upon as of that date.  Additionally, Baylake Bank is approved to access, subject to pledging appropriate collateral, the Federal Reserve Discount Window for short term borrowing as necessary.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank.  Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 27 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as  "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements.  These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011  under “Item 1A. Risk Factors,” include certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations.  Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated.  The selected financial and other data at March 31, 2011 and March 31, 2012 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) March 31st numbers are UNAUDITED	March 31, 2012	December 31, 2011	March 31, 2011

Total assets	$ 1,067,692	$ 1,086,929	$ 1,019,070
Investment securities (1)	279,074	284,330	263,864
Total loans	638,783	632,884	620,728
Total deposits	858,324	865,187	823,901
Borrowings (2)	88,277	102,566	82,021
Subordinated debentures	16,100	16,100	16,100
Convertible promissory notes	9,450	9,450	9,450
Stockholders’ equity	86,345	84,401	78,967
Non-performing loans (3)	22,459	19,584	17,192
Non-performing assets (3)	37,225	31,702	30,917
Restructured loans, accruing	6,469	22,009	22,777
Shares outstanding	7,926,458	7,911,539	7,911,539
Book value per share	$ 10.89	$ 10.67	$ 9.98

As of and for the Three Months Ended
March 31,
(dollars in thousands, except per share data)

Selected Operations Data – UNAUDITED	2012	2011
Total interest income	$ 10,318	$ 10,634
Total interest expense	1,998	2,604
Net interest income before provision for loan losses	8,320	8,030
Provision for loan losses	1,750	1,300
Net interest income after provision for loan losses	6,570	6,730

Total non-interest income	3,045	2,614
Total non-interest expense	7,833	8,714

Income before income taxes	1,782	630
Income tax expense (benefit)	450	(21)
Net income	$ 1,332	$ 651

Per Share Data: (4)
Net income per share (basic)	$ 0.17	$ 0.08
Net income per share (diluted)	$ 0.15	$ 0.08
Cash dividends per common share	$ 0.01	-
Book value per share	$ 10.89	$ 9.98

As of and for the Three Months Ended
March 31,

Selected Operations Data – UNAUDITED	2012	2011

Performance Ratios: (5)
Return on average total assets	0.50%	0.28%
Return on average total shareholders’ equity	6.23%	3.40%
Net interest margin (6)	3.51%	3.56%
Net interest spread (6)	3.42%	3.47%
Efficiency ratio (9)	71.55%	80.85%
Non-interest income to average assets	1.14%	1.02%
Non-interest expense to average assets	2.94%	3.39%
Net overhead ratio (7)	1.80%	2.37%
Average loan to average deposit ratio	73.65%	75.81%
Average interest earning assets to average interest bearing liabilities	111.69%	108.31%

Asset Quality Ratios: (3)(5)
Non-performing loans to total loans	3.52%	2.77%
Allowance for loan losses to:
Total loans	1.76%	1.95%
Non-performing loans	50.09%	70.37%
Net charge-offs to average loans	0.72%	0.45%
Non-performing assets to total assets	3.49%	3.03%

Capital Ratios: (5)(8)
Shareholders’ equity to assets	8.09%	7.75%
Tier 1 risk-based capital	11.25%	10.60%
Total risk-based capital	13.76%	13.14%
Leverage ratio	7.95%	7.58%

Other:
Number of bank subsidiaries	1	1
Number of banking facilities	27	27
Number of full-time equivalent employees	296	304

(1)

Includes securities classified as available for sale.

(2)

Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.

(5)

With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets.  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)

Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)

The capital ratios are presented on a consolidated basis.

(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and excluding net gains on sale of fixed assets.